Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Post-Effective Amendment No. 2 to the Form S-1 that was originally filed on April 17, 2015 and amended by Post-Effective Amendment No. 1 on August 25, 2015 and the incorporation by reference therein of our report dated March 24, 2016, with respect to the consolidated financial statements of Xtant Medical Holdings, Inc. (formerly known as Bacterin International Holdings, Inc.) included in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

EKS&H LLLP

June 17, 2016

Denver, Colorado